Exhibit 99.1



                             [COMPANY LOGO OMITTED]
                               UNIONBANCORP, INC.



News Release


FOR IMMEDIATE RELEASE


               UNIONBANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS


OTTAWA, IL, November 13, 2003 - Dewey R. Yaeger, President and Chief Executive Officer of UnionBancorp, Inc. (Nasdaq: UBCD), announced a third quarter net loss of $869,000 or $0.23 per diluted share. This compares to net income of $1,146,000 or $0.27 per diluted share for the same period in 2002. The Company's quarterly results were adversely impacted by a $3.8 million increase in the provision for loan losses as compared to the third quarter 2002. For the nine months ended September 30, 2003, net income equaled $2,384,000 or $0.54 per diluted share compared to $2,640,000 or $0.61 per diluted share earned in the same period during 2002.

The Company also announced the appointment of Dewey R. Yaeger to the position of President and Chief Executive Officer of UnionBancorp, Inc. Mr. Yaeger, who first joined the Company in April 2003 as a Senior Vice President and Chief Credit Officer, had been serving in an interim capacity as President and CEO since the resignation of Charles J. Grako on September 2, 2003. As a result of this appointment, the Company has discontinued its search for a President and CEO, as had been previously disclosed.

"Dewey brings with him an impressive 40 plus year career in the banking industry and a proven track record of high quality performance," commented McDonnell on the announcement. "The Board of Directors has been extremely pleased with the level of leadership he has displayed and the plans put in place in the very short time Dewey has been with the organization. His experience with balancing strong credit quality with a progressive sales and service environment will be critical as we move the organization forward in this extremely competitive arena."

Following the Board's action, Yaeger stated, "I am extremely excited with the challenge that lies ahead and the Board's decision to allow me an opportunity to positively impact the Company. Like many other financial institutions, we have had our share of obstacles in recent years. The employees and management team are prepared to embrace a new level of performance, and I am confident in our ability to set and execute a results-oriented strategic plan to enable us to achieve those goals."

Yaeger most recently served as the President and Chief Executive Officer of Castle Bank, N.A. headquartered in De Kalb, Illinois. His extensive experience encompasses a heavy emphasis on commercial lending and management of mid-sized financial institutions. Yaeger is located at the UB Financial Center in Ottawa, Illinois.

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

Third Quarter 2003 Highlights:

     o The net interest margin remained relatively stable, increasing slightly to 3.76% in the third quarter 2003 as compared to 3.74% during the same period 2002. Tax-equivalent net interest income increased to $6.7 million from $6.6 million a year ago.

     o Noninterest income, excluding securities gains, increased $247,000 or 8.4% during the third quarter 2003 versus the third quarter of 2002 and was primarily driven by the continued strong performance of the mortgage banking division and other noninterest revenue product lines.

     o The mortgage banking division continued to experience record levels of production, as originations for the third quarter 2003 grew to $82.4 million from $49.3 million for the same period of 2002.

     o Noninterest expenses decreased $279,000 or 3.8% during the third quarter of 2003 in comparison to the third quarter of 2002, primarily as a result of an improvement in other real estate owned expense due to the resolution of foreclosed assets.

     o As a result of the continued deterioration of two previously identified watch credits, the Company specifically provided $3.5 million (or approximately $0.53 per fully diluted share, net after-tax) to its allowance for loan losses during the third quarter of 2003 for the anticipated losses that will be incurred on these two credits.

     o The Company is in the final stages of constructing its newest branch facility in Yorkville, Illinois, one of the fastest growing Chicago suburbs. The facility is expected to open during the fourth quarter and will be located in the new Yorkville Marketplace development at the intersection of Routes 34 and 47.

     o The Company's Board of Directors approved the payment of a $0.09 quarterly cash dividend on the Company's common stock, marking the 74th consecutive quarter of dividends paid to stockholders.

Net Interest Margin

The net interest margin remained relatively unchanged at 3.76% during the third quarter 2003 as compared with 3.74% for the same period 2002. The margin's stability was primarily attributable to a decrease in funding rates due to the continued low interest rate environment. Also contributing to the minor variance were management's steps taken throughout the year to insulate net interest income against the potential for rising interest rates and the impact of refinance related prepayments and calls on mortgage backed securities. The expectation of continued low interest rates is likely to maintain pressure on the margin throughout the remainder of 2003. Tax-equivalent net interest income was reported at $6.7 million for the third quarter of 2003 as compared to $6.6 million for the third quarter 2002.

Noninterest Income and Expense

Noninterest income, excluding securities gains, increased $247,000 or 8.4% during the third quarter of 2003 as compared to the same period in 2002. The increase was largely attributable to the continued strong revenue generation from mortgage banking income. Also contributing to the improvement were increases in overdraft and nsf charges, insurance commissions and fees due to increased brokerage activities and revenue generated from incremental investments in bank-owned life insurance.

Noninterest expense experienced a $279,000 or 3.8% decrease during the third quarter of 2003 as compared to the same period in 2002. The decrease was primarily attributable to an improvement in other real estate owned expense due to the resolution of foreclosed assets. Also contributing to the change was a decrease in merchant expense due to the divestiture of the POS product line in the second quarter. These decreases were partially offset by an increase in salary and employee benefits related to commissions in the mortgage banking and financial services business lines.

Asset Quality

During the first nine months of 2003, the loan portfolio remained relatively unchanged at $483.0 million, as compared to $483.2 million at December 31, 2002. The decrease resulted from tighter underwriting standards, a continued softening of overall loan demand and normal paydowns. The level of nonperforming loans to total end of period loans totaled 2.11% as of September 30, 2003 compared to 1.15% on September 30, 2002 and 0.99% at December 31, 2002. Net charge-offs for the third quarter were 0.52% of average loans, as compared to 0.25% for third quarter 2002. The reserve coverage ratio (allowance to nonperforming loans) was reported at 89.01% as of September 30, 2003 as compared to 120.79% as of September 30, 2002 and 135.50% as of December 31, 2002.

About the Company

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois to the Mississippi River in Western Illinois.

UnionBancorp common stock is listed on The Nasdaq Stock Market under the symbol "UBCD." Further information about UnionBancorp, Inc. can be found at the Company's website at http://www.ubcd.com.

Safe Harbor Statement

This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

Contact:          Dewey R. Yaeger                     Kurt R. Stevenson
                  President and                       Vice President and
                  Chief Executive Officer             Chief Financial Officer
                  UnionBancorp, Inc.                  UnionBancorp, Inc.
                  dewey.yaeger@ubcd.com               kurt.stevenson@ubcd.com
                  ---------------------               -----------------------

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

     o    Unaudited Quarterly and Year to Date Highlights
     o    Unaudited Consolidated Balance Sheets
     o    Unaudited Consolidated Statements of Income
     o    Unaudited Selected Quarterly Consolidated Financial Data

UnionBancorp, Inc. and Subsidiaries
Unaudited Quarterly and Year to Date Highlights (In Thousands, Except Share
Data)
---------------------------------------------------------------------------


                                                    Three Months Ended                Nine Months Ended
                                                       September 30,                    September 30,
                                               -----------------------------    ----------------------------
                                                   2003             2002            2003            2002
                                               ------------     ------------    ------------    ------------

Operating Highlights
    Net income (loss)                          $       (869)    $      1,146    $      2,384    $      2,640
    Return on average total assets                    (0.45)%           0.60%           0.41%           0.47%
    Return on average stockholders equity             (4.98)%           6.82%           4.57%           5.38%
    Net interest margin                                3.76%            3.74%           3.77%           3.74%
    Efficiency ratio                                  71.59%           69.32%          69.06%          72.07%

Per Share Data
    Diluted earnings (loss) per common share   $      (0.23)    $       0.27    $       0.54    $       0.61
    Book value per common share                $      16.87     $      16.68    $      16.87    $      16.68
    Diluted weighted average common
       shares outstanding                         4,097,793        4,028,164       4,069,255       4,024,629
    Period end common shares outstanding          4,000,646        3,980,946       4,000,646       3,980,946

Stock Performance Data
    Market Price:
       Quarter End                             $      20.82     $      14.85    $      20.82    $      14.85
       High                                    $      22.52     $      15.95    $      22.52    $      15.95
       Low                                     $      19.25     $      14.56    $      15.15    $      13.73
    Period end price to book value                     1.23             0.89            1.23            0.89

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

UnionBancorp, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
September 30, 2003 and December 31, 2002 (In Thousands, Except Share Data)
--------------------------------------------------------------------------


                                                         September 30,   December 31,
                                                             2003            2002
                                                         ------------    ------------
ASSETS
Cash and cash equivalents                                $     33,706    $     38,962
Securities available-for-sale                                 235,508         227,229
Loans                                                         483,042         483,229
Allowance for loan losses                                      (9,082)         (6,450)
                                                         ------------    ------------
    Net loans                                                 473,960         476,779
Cash surrender value of life insurance                         14,226          13,776
Mortgage servicing rights                                       2,666           2,640
Premises and equipment, net                                    15,627          14,055
Goodwill                                                        7,642           7,642
Intangible assets, net                                            695             873
Other real estate                                                 145           1,557
Other assets                                                    8,306           8,103
                                                         ------------    ------------

        Total assets                                     $    792,481    $    791,616
                                                         ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits
        Non-interest-bearing                             $     77,911    $     90,606
        Interest-bearing                                      545,041         551,352
                                                         ------------    ------------
            Total deposits                                    622,952         641,958
    Federal funds purchased and securities sold
      under agreements to repurchase                           15,523           3,588
    Advances from the Federal Home Loan Bank                   72,450          61,750
    Notes payable                                               7,925           8,275
    Other liabilities                                           4,811           7,150
                                                         ------------    ------------
        Total liabilities                                     723,661         722,721
                                                         ------------    ------------

Mandatory redeemable preferred stock                              831             831
                                                         ------------    ------------

Stockholders' equity
    Series A convertible preferred stock                          500             500
    Common stock                                                4,601           4,571
    Surplus                                                    22,138          21,856
    Retained earnings                                          44,227          43,113
    Accumulated other comprehensive income                      1,843           3,171
    Unearned compensation under stock option plans                 (7)            (23)
                                                         ------------    ------------
                                                               73,302          73,188
    Treasury stock, at cost                                    (5,313)         (5,124)
                                                         ------------    ------------
            Total stockholders' equity                         67,989          68,064
                                                         ------------    ------------

            Total liabilities and stockholders' equity   $    792,481    $    791,616
                                                         ============    ============

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

UnionBancorp, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income (Loss)
Three Months and Nine Months Ended September 30, 2003 and 2002 (In Thousands, Except Per Share Data)
-----------------------------------------------------------------------------


                                                  Three Months Ended     Nine Months Ended
                                                     September 30,         September 30,
                                                 --------------------   -------------------
                                                   2003        2002       2003       2002
                                                 --------    --------   --------   --------
Interest income
   Loans                                         $  8,378    $  8,911   $ 25,198   $ 27,422
   Securities
      Taxable                                       1,502       1,865      5,079      5,507
      Exempt from federal income taxes                379         425      1,172      1,288
Federal funds sold and other                           15          37         46        103
                                                 --------    --------   --------   --------
      Total interest income                        10,274      11,238     31,495     34,320
Interest expense
   Deposits                                         2,896       4,057      9,543     13,350
   Federal funds purchased and securities sold
     under agreements to repurchase                    26          46         96        124
   Advances from the Federal Home Loan Bank           771         690      2,228      1,813
   Notes payable                                       82          86        247        265
                                                 --------    --------   --------   --------
      Total interest expense                        3,775       4,879     12,114     15,552
                                                 --------    --------   --------   --------
Net interest income                                 6,499       6,359     19,381     18,768
Provision for loan losses                           4,356         519      6,225      3,056
                                                 --------    --------   --------   --------
Net interest income after
   Provision for loan losses                        2,143       5,840     13,156     15,712
Noninterest income
   Service charges                                    790         708      2,340      1,953
   Merchant fee income                                 39         330        528        881
   Trust income                                       180         180        503        551
   Mortgage banking income                          1,101         678      3,322      1,877
   Insurance commissions and fees                     580         558      1,815      1,602
   Securities gains, net                               59         107        280        407
   Other income                                       510         499      2,157      1,630
                                                 --------    --------   --------   --------
                                                    3,259       3,060     10,945      8,901
Noninterest expenses
   Salaries and employee benefits                   4,256       3,747     12,065     11,354
   Occupancy expense, net                             478         469      1,446      1,360
   Furniture and equipment expense                    518         474      1,535      1,349
   Supplies and printing                              111         110        359        380
   Telephone                                          199         241        737        768
   Other real estate owned expense                     --         544        168        718
   Amortization of intangible assets                   72         101        178        303
   Other expenses                                   1,527       1,754      4,859      5,129
                                                 --------    --------   --------   --------
                                                    7,161       7,440     21,347     21,361
                                                 --------    --------   --------   --------
Income (loss) before income taxes                  (1,759)      1,460      2,754      3,252
Income taxes                                         (890)        314        370        612
                                                 --------    --------   --------   --------
Net income (loss)                                    (869)      1,146      2,384      2,640
Preferred stock dividends                              65          65        193        193
                                                 --------    --------   --------   --------
Net income (loss) for common stockholders        $   (934)   $  1,081   $  2,191   $  2,447
                                                 ========    ========   ========   ========
Basic earnings (loss) per share                  $  (0.23)   $   0.27   $   0.55   $   0.61
                                                 ========    ========   ========   ========
Diluted earnings (loss) per common share         $  (0.23)   $   0.27   $   0.54   $   0.61
                                                 ========    ========   ========   ========

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

UnionBancorp, Inc.
Unaudited Selected Quarterly Consolidated Financial Data (In Thousands, Except Share Data)
------------------------------------------------------------------------------


                                                                                       Quarters Ended
                                                            -------------------------------------------------------------------
                                                             09/30/03       06/30/03      03/31/03      12/31/02      09/30/02
                                                            ----------     ----------    ----------    ----------    ----------

                                                                       (Dollars in Thousands, Except Per Share Data)

Statement of Income Data

   Interest income                                          $   10,274     $   10,381    $   10,840    $   11,189    $   11,238
   Interest expense                                              3,775          4,080         4,259         4,634         4,879
                                                            ----------     ----------    ----------    ----------    ----------
      Net interest income                                        6,499          6,301         6,581         6,555         6,359
   Provision for loan losses                                     4,356          1,257           612           518           519
                                                            ----------     ----------    ----------    ----------    ----------
      Net interest income after provision for loan losses        2,143          5,044         5,969         6,037         5,840
   Noninterest income                                            3,259          4,087         3,599         3,554         3,060
   Noninterest expense                                           7,161          7,169         7,017         7,665         7,440
                                                            ----------     ----------    ----------    ----------    ----------
   Income (loss) before income taxes                            (1,759)         1,962         2,551         1,926         1,460
   Provision (benefit) for income taxes                           (890)           516           744           522           314
                                                            ----------     ----------    ----------    ----------    ----------
   Net income (loss)                                        $     (869)    $    1,446    $    1,807    $    1,404    $    1,146
                                                            ==========     ==========    ==========    ==========    ==========
   Net income (loss) on common stock                        $     (934)    $    1,382    $    1,743    $    1,340    $    1,081
                                                            ==========     ==========    ==========    ==========    ==========

Per Share Data
   Basic earnings (loss) per common shares                  $    (0.23)    $     0.34    $     0.44    $     0.34    $     0.27
   Diluted earnings (loss) per common shares                     (0.23)          0.34          0.43          0.33          0.27
   Cash dividends on common stock                                 0.09           0.09          0.09          0.08          0.08
   Dividend payout ratio for common stock                           --          18.56%        20.60%        23.73%        29.42%
   Book value per common share                              $    16.87     $    17.55    $    17.29    $    16.97    $    16.68
   Basic weighted average common shares outstanding          4,000,546      3,994,564     3,984,319     3,980,946     3,979,919
   Diluted weighted average common shares outstanding        4,097,793      4,068,284     4,044,782     4,035,124     4,028,164
   Period-end common shares outstanding                      4,000,646      3,998,946     3,986,046     3,980,946     3,980,946


Balance Sheet Data

   Securities                                               $  235,508     $  220,937    $  230,123    $  227,229    $  213,077
   Loans                                                       483,042        476,386       477,406       483,229       489,148
   Allowance for loan losses                                     9,082          7,253         6,498         6,450         6,808
   Assets                                                      792,481        772,931       779,424       791,616       769,844
   Deposits                                                    622,952        606,955       626,076       641,958       623,157
   Stockholders' equity                                         67,989         70,701        69,423        68,064        66,897


Earnings Performance Data

   Return on average total assets                                (0.45)%         0.74%         0.94%         0.71%         0.60%
   Return on average stockholders' equity                        (4.98)          8.10         10.58          8.22          6.82
   Net interest margin ratio                                      3.76           3.66          3.89          3.72          3.74
   Efficiency ratio (1)                                          71.59          69.30         66.38         70.86         69.32


Asset Quality Ratios

   Nonperforming assets to total end of period assets             1.30%          0.84%         0.68%         0.80%         1.06%
   Nonperforming loans to total end of period loans               2.11           1.29          0.86          0.99          1.15
   Net loan charge-offs to total average loans                    0.52           0.10          0.12          0.11          0.25
   Allowance for loan losses to total end of period loans         1.88           1.52          1.38          1.33          1.39
   Allowance for loan losses to nonperforming loans              89.01         117.69        159.58        135.50        120.79


Capital Ratios

   Average equity to average assets                               8.94%          9.04%         8.89%         8.63%         8.92%
   Total capital to risk adjusted assets                         12.20          12.63         12.26         11.84         12.05
   Tier 1 leverage ratio                                          7.63           8.01          7.79          7.48          7.55

---------------------------------------------

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.

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